Exhibit 5.2

June 24, 2004

Arizona Public Service Company
400 North 5th Street
Phoenix, Arizona 85004

Ladies and Gentlemen:

     Reference is made to (a) your proposed offering of up to $500,000,000 of your debt securities, as contemplated by the registration statement on Form S-3 No. 106772 filed by you with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on July 2, 2003, as amended (the “Registration Statement”), and declared effective by the Commission on July 14, 2003; and (b) your issuance and sale of up to $300,000,000 aggregate principal amount of 5.80% Notes due June 30, 2014 (the “Notes”), pursuant to the Underwriting Agreement dated June 24, 2004 (the “Underwriting Agreement”) among you and the underwriters named therein and the Indenture dated as of January 15, 1998, as amended and supplemented to the date hereof and as further amended and supplemented by the Eighth Supplemental Indenture thereto dated as of June 15, 2004, in substantially the form filed by you as Exhibit 5.2 to your Form 8-K Report dated June 24, 2004 (the “Indenture”).

     We have examined the definitive prospectus, dated July 14, 2003, and the prospectus supplement, dated June 24, 2004 (the prospectus and prospectus supplement, and all material incorporated therein by reference being hereinafter referred to as the “Prospectus”), relating to the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

     Based on the foregoing, it is our opinion that upon the issuance and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture, and receipt by you of the consideration set forth in the Prospectus, the Notes will be validly issued and will constitute your legal, valid, and binding obligations except as the same may be limited by (a) general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, moratorium, or

Arizona Public Service Company
June 24, 2004

other laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally, or by equitable principles that limit the right to specific performance or otherwise limit remedial action or the enforcement of any security provided for the Notes, and (b) the qualification that certain waivers, procedures, remedies, and other provisions of the Notes may be unenforceable under or limited by the law of the State of Arizona; however, such law does not in our opinion substantially prevent the practical realization of the benefits thereof.

     Consent is hereby given to the use of this opinion as part of the Registration Statement, and to the use of our name wherever it appears in said Registration Statement and the related Prospectus.

Very truly yours,

/s/ Snell & Wilmer L.L.P.